Exhibit 99.19

Pazoo Radio Episode 3 Featuring Dr. Laura Miranda And A Discussion About Being A Strong Healthy Woman

Whippany, N.J., October 23, 2014 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to announce its third episode of Pazoo Radio is now available. To listen to the podcast please visit the following link or visit pazoo.com and click on Pazoo Radio: http://www.pazoo.com/uncategorized/episode-3-healthy-investing-strong-healthy-women-dr-laura-miranda/

On this week’s Pazoo Radio podcast, Pazoo CEO David Cunic and co-host Chris Curran of Fractal Recording chat with Dr. Laura Miranda – Founder/CEO of Miranda Fitness Concepts in NYC and personal trainer to an elite Manhattan client base. One of her companies, Strong Healthy Woman, was created from her vision to advocate for women and help them become “the best possible versions of themselves” – very much in line with Pazoo’s “Be Inspired, Live Powerful” mantra.

Dr. Miranda, who is also a Pazoo.com Fitness & Physical Therapy Expert, discusses how her appreciation and passion for fitness inspired her successful career. She talks about her unique work with women and upcoming video with Pazoo.com, featuring a client who lost over 50 pounds. See Dr. Miranda’s postings on Pazoo.com and learn more about her work at stronghealthywoman.com.

Once again, David Cunic expressed his excitement about the upcoming PazooFest on November 13th at the New York New York Hotel and Casino in Las Vegas Nevada. He also spoke about Pazoo’s exhibit booth at the 3rd Annual Marijuana Business Conference & Expo in Las Vegas, as well as the progress of Pazoo’s partnership with MA & Associates, LLC, a medical marijuana testing laboratory in Nevada.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: October 23, 2014